 Exhibit 23(j)(3) under Form N-1A
    Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Money Market Obligations Trust:

We consent to the use of our reports dated September 24, 2008, for Government Obligations Fund, Government Obligations Tax-Managed Fund, Municipal Obligations Fund, Prime Cash Obligations Fund, Prime Management Obligations Fund, Prime Obligations Fund, Prime Value Obligations Fund, Tax-Free Obligations Fund, and Treasury Obligations Fund, each a portfolio of Money Market Obligations Trust, as of July 31, 2008,  incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP
Boston, Massachusetts
September 24, 2008